Exhibit 99.1

           (1) This transaction involved the extension of the Expiration Date of outstanding warrants. Of the 70,533 warrants, 204 are owned directly by DLJCC, 4,948 are owned directly by ESC II, 61,681 are owned directly by Sprout VIII and 3,700 are owned directly by Sprout Venture.

          (2) Dr. Philippe Chambon, in his capacity as a member of the investment committees of DLJCC (as defined below) and of DLJLBO (as defined below), may be deemed to beneficially own the warrants to which this Form 4 relates. Dr. Chambon disclaims beneficial ownership of such warrants except to the extent of his pecuniary interest therein.

               Sprout Capital VIII, L.P. (“Sprout VIII”), Sprout Venture Capital, L.P. (“Sprout Venture”) and DLJ ESC II, L.P. (“ESC II”) are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation, acts as a venture capital partnership management company. DLJCC is the general partner of Sprout Venture and the managing general partner of Sprout VIII and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout VIII and Sprout Venture. DLJ Associates VIII, L.P. (“Associates VIII”), a Delaware limited partnership, is a general partner of Sprout VIII and, in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout VIII. DLJ Capital Associates VIII, Inc. (“DLJCA VIII”), a Delaware corporation, is the managing general partner of Associates VIII. Dr. Chambon is a limited partner of Associates VIII. DLJ LBO Plans Management Corporation (“DLJLBO”), a Delaware corporation, is the general partner of ESC II and, as such, is responsible for its day-to-day management. DLJLBO makes all of the investment decisions on behalf ESC II. The address of the principal business and office of each of Sprout VIII, Sprout Venture, ESC II, DLJCC, Associates VIII, DLJCA VIII and DLJLBO is Eleven Madison Avenue, New York, New York 10010.